                            STOCK PURCHASE AGREEMENT

                                      among

                 BRITCHES OF GEORGETOWNE, INC., (the "Company")

                         CML GROUP, INC. ("Shareholder")

                                       and

                         BRITCHES ACQUISITION CORP. and
                        DAMRAK COMPANY LIMITED ("Buyer")

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                                TABLE OF CONTENTS


ARTICLE I -    Certain Definitions.....................................  2
               1.1  Definitions........................................  2

ARTICLE II -   Purchase and Sale of the Shares.........................  5
               2.1  Purchase of the Shares from Shareholder............  5
               2.2  Purchase Price for the Shares......................  5
               2.3  Closing Adjustments................................  6
               2.4  Post-Closing Adjustments...........................  7
               2.5  Allocation.........................................  9

ARTICLE III -  The Closing.............................................  9
               3.1  Date and Time......................................  9
               3.2  Obligations at the Closing.........................  9

ARTICLE  IV -  Representations and Warranties Regarding Shareholder.... 10
               4.1  Organization of Shareholder........................ 11
               4.2  Authorization of Transaction....................... 11
               4.3  Noncontravention................................... 11
               4.4  Brokers' Fees...................................... 11
               4.5  Capital Stock...................................... 11

ARTICLE  V -   Representations and Warranties Regarding the Company.... 12
               5.1  Organization, Qualification, and Corporate Power... 12
               5.2  Capitalization Hong Kong Stock..................... 12
               5.3  Authorization of Transaction....................... 13
               5.4  Noncontravention................................... 13
               5.5  Subsidiaries....................................... 13
               5.6  Transactions with Certain Persons.................. 14
               5.7  Financial Statements; Undisclosed Liabilities...... 14
               5.8  Absence of Material Adverse Effect................. 15
               5.9  Taxes.............................................. 15
               5.10 Leases............................................. 16
               5.11 Title to Properties................................ 18
               5.12 Intellectual Property.............................. 19
               5.13 Contracts and Agreements........................... 19
               5.14 Insurance.......................................... 20
               5.15 Litigation......................................... 21
               5.16 Accounts Receivable................................ 21
               5.17 Inventory.......................................... 21
               5.18 Condition of Assets................................ 21
               5.19 Compliance with Law................................ 21
               5.20 Employees.......................................... 22
               5.21 Employee Benefit Plans............................. 22
               5.22 Environmental Matters.............................. 25
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               5.23 Powers of Attorney................................. 26
               5.24 Bank Accounts...................................... 27
               5.25 Absence of Certain Changes......................... 27
               5.26 Books and Records.................................. 28
               5.27 Absence of Certain Business Practices.............. 29
               5.28 Disclosure......................................... 29

ARTICLE VI -   Representations and Warranties of Buyer................. 29
               6.1  Organization of Buyer.............................. 29
               6.2  Authorization of Transaction....................... 29
               6.3  Noncontravention................................... 30
               6.4  Brokers' Fees...................................... 30
               6.5  Investment......................................... 30

ARTICLE VII -  Covenants of Shareholder and the Company................ 30
               7.1  Normal Course...................................... 30
               7.2  Negative Covenants................................. 30
               7.3  Full Access........................................ 31
               7.4  Notices and Consents............................... 31
               7.5  HSR................................................ 31
               7.6  Maintenance of Quota............................... 32
               7.7  Tax Matters........................................ 32
               7.8  Non-Solicitation................................... 33
               7.9  Continuation of Lease Terms........................ 33

ARTICLE VIII - Covenants of Buyer...................................... 33
               8.1  Confidentiality.................................... 33
               8.2  Access to Data..................................... 34
               8.3  HSR................................................ 34

ARTICLE IX -   Joint Covenants......................................... 35
               9.1  Public Announcements............................... 35
               9.2  Section 338(h)(10) Election........................ 35
               9.3  Further Assurances................................. 35
               9.4  Litigation Support................................. 35
               9.5  Notification of Certain Matters.................... 35
               9.6  Landlords Consents................................. 36
               9.7  Conveyance Taxes................................... 39
               9.8  Insurance Claims................................... 39

ARTICLE X -    Conditions to Obligation to Close....................... 39
               10.1 Conditions to Obligation of Each Party............. 39
               10.2 Conditions to Obligation of Buyer.................. 40
               10.3 Conditions to Obligation of Shareholder............ 41

ARTICLE XI -   Indemnification......................................... 42
               11.1 Survival of Representations and Warranties......... 42
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               11.2 Indemnification by Shareholder..................... 42
               11.3 Indemnification by Buyer........................... 43
               11.4 Assumption of Defense.............................. 44
               11.5 Cooperation of the Indemnified Party............... 44
               11.6 General Limitations on Indemnification............. 44

ARTICLE XII -  Termination............................................. 45
               12.1 Termination of Agreement........................... 45
               12.2 Effect of Termination.............................. 46

ARTICLE XIII - Miscellaneous........................................... 46
               13.1 No Third Party Beneficiaries....................... 46
               13.2 Entire Agreement; Amendments....................... 46
               13.3 Succession and Assignment.......................... 46
               13.4 Counterparts....................................... 47
               13.5 Headings........................................... 47
               13.6 Notices............................................ 47
               13.7 Severability....................................... 48
               13.8 Expenses........................................... 48
               13.9 Governing Law; Consent to Jurisdiction; Jury
                    Trial Waiver....................................... 48

EXHIBIT A      Ancillary Agreement Among the Parties
EXHIBIT B      Escrow Agreement
EXHIBIT C      Opinion of Counsel to Shareholder
EXHIBIT D      Opinion of Counsel to Buyer

ANNEX I        List of Leases
ANNEX II       Top Sixty Stores
ANNEX III      Allocation of Purchase Price
ANNEX IV       List of Omitted Good Standing Certificates

                            STOCK PURCHASE AGREEMENT

         Agreement made as of the 11th day of April, 1996 by and among Britches Acquisition Corp., a Delaware corporation with its principal office at 5401 S. Soto Street, Los Angeles, California 90058 ("BAC"), Damrak Company Limited, a Hong Kong corporation with its principal office at 30 Canton Road, Suite 1601, Touch II, Kowloon, Hong Kong ("DCL"; collectively with BAC, "Buyer"), Britches of Georgetowne, Inc., a Delaware corporation with its principal office at 544 Herndon Parkway, Herndon, Virginia 22070 (the "Company"), and CML Group, Inc., a Delaware corporation with its principal office at 524 Main Street, Acton, MA 01720 ("Shareholder"), which owns all of the issued and outstanding capital stock of the Company.

                                    RECITALS

         WHEREAS, Shareholder owns all of the issued and outstanding shares of the common stock, $0.01 par value per share (the "Common Stock"), of the Company, which shares represent all of the issued and outstanding shares of capital stock of the Company.

         WHEREAS, Company and its wholly owned subsidiaries own all of the issued and outstanding shares of the common stock, par value HK $1 per share, of Bontik Limited, Britches (H.K.) Limited, Butcon Limited, Canterbury Tales (H.K.) Limited and Easitrades, Limited, all of which are Hong Kong companies (the "Hong Kong Companies").

         WHEREAS, Buyer desires to purchase, and Shareholder and Company desire to sell directly or indirectly, all of the outstanding shares of Capital Stock of the Company and all of the outstanding equity interests (howsoever denominated) of Britches Holdings, Inc., a Delaware corporation ("Holdings") and the Hong Kong Companies (collectively, the "Shares") for the consideration set forth below, all upon and subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               Certain Definitions
1.1      Definitions.

                  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, alone or together with others, controls, is controlled by, or is under common control with the first Person.

                  "Balance Sheet Date" has the meaning set forth in Section 5.7.

                  "Business Day" means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in The City of New York.

                  "Buyer" has the meaning set forth in the preface above.

                  "Capital Stock" means the common stock of the Company, par value $.01 per share.

                  "Closing" has the meaning set forth in Section 2.1.

                  "Closing Date" has the meaning set forth in Section 3.1.

                  "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

                  "Company" has the meaning set forth in the preface above.

                  "Determination Date" has the meaning set forth in Section 2.4(e).

                  "Disclosure Schedule" means the schedule of information concerning Shareholder and the Company, referring to the appropriate section(s) of the Agreement to which such information relates, furnished to Buyer as of the date of this Agreement.

                  "Encumbrance" means any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Group" shall mean, individually and collectively, (i) the Company, (ii) Shareholder, (iii) any Subsidiary, and (iv) any individual, trust, corporation, partnership or any other entity as to which the Company or any Subsidiary may be liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state, local or foreign law or regulations.

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                  "Hong Kong Stock" shall mean the equity interests (howsoever denominated) of the Hong Kong Companies.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" means actual knowledge without independent investigation.

                  "Landlord Consent" has the meaning set forth in Section
2.3(b).

                  "Leases" has the meaning set forth in Section 2.3(a).

                  "Loss(es)" means any loss, liability, cost, expense, judgment, settlement or other damage, including reasonable attorneys' fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement, and reasonable costs of enforcing any indemnification obligations.

                  "Material Adverse Effect" means any material adverse effect on the business, operations, assets, condition (financial or otherwise), results of operations or prospects of Company and its Subsidiaries, taken as a whole, or on the ability of Shareholder and the Company to consummate the transactions contemplated by this Agreement. In determining whether any event, circumstance or occurrence has had, or would reasonably be expected to have, a Material Adverse Effect, there shall be considered the effect of such event, circumstance or occurrence individually and in the aggregate together with all events, circumstances or occurrences of a like or similar nature.

                  "March 1996 Balance Sheet" has the meaning set forth in
Section 5.7.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).


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                  "Party" means each of Buyer (including the Company from and after the Closing) and Shareholder (including the Company prior to the Closing), as the context requires.

                  "Permitted Encumbrance" has the meaning set forth in Section 5.11(b).

                  "Person" means an individual, partnership, venture, limited liability company, unincorporated association, organization, syndicate, corporation, trust and trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

                  "Pre-Closing Period" has the meaning set forth in Section 5.9(b).

                  "Section 338(h)(10) Election" has the meaning set forth in
Section 9.2.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Shares" has the meaning set forth in the preface above.

                  "Shareholder" has the meaning set forth in the preface above.

                  "Subsidiary" means, with respect to the Company, any corporation, partnership, association or other business entity of which securities or other ownership interests representing (x) at least 50% of the equity, (y) at least 50% of the outstanding voting securities having the power to elect a majority of the board of directors of such entity, or (z) at least 50% of the general partnership interests are, at the time the determination is made, directly or indirectly owned or controlled by the Company and/or one or more Subsidiaries.

                  "Tax(es)" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Working Capital" has the meaning set forth in Section 2.4(e).



                                                     - 4 -
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                                   ARTICLE II

                        Purchase and Sale of the Shares.

                  2.1 Purchase of the Shares from Shareholder. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), (i) the Company shall sell, transfer, convey, assign and deliver free and clear of Encumbrances of any kind to DCL, and DCL shall purchase, acquire and accept free and clear of Encumbrances of any kind from Company, all of its Hong Kong Stock, and all of the capital stock of Holdings and, (ii) immediately after such purchase, Shareholder shall sell, transfer, convey, assign and deliver free and clear of Encumbrances of any kind to BAC, and BAC shall purchase, acquire and accept free and clear of Encumbrances of any kind from Shareholder, all of the Capital Stock, such that upon conclusion of such Closing, Company and Shareholder shall have sold, directly or indirectly, as aforesaid, and Buyer shall have purchased, as aforesaid, all of the Shares.

                  2.2 Purchase Price for the Shares.


                      (a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Hong Kong Stock and the capital stock of Holdings by Company to DCL as aforesaid and in reliance upon the representations and warranties made herein by the Company and Shareholder, Buyer shall pay an amount equal to Two Million Dollars ($2,000,000). At the Closing, Buyer shall pay to Company, or as the Company shall direct, such amount in cash, by cashier's or certified check in New York clearinghouse funds, or by wire transfer of immediately available funds to an account designated by Company not less than two (2) Business Days prior to the Closing.

                      (b) In consideration of the sale, transfer, conveyance, assignment and delivery of the Capital Stock by Shareholder to BAC as aforesaid, and in reliance upon the representations and warranties made herein by Shareholder, Buyer shall pay an amount equal to Eleven Million Four Hundred Thousand Dollars ($11,400,000), subject to adjustment as provided in Section 2.3 (the "Base Purchase Price"). The Base Purchase Price shall be subject to a post-Closing adjustment, as provided in Section 2.4. At the Closing, Buyer shall pay to Shareholder the Base Purchase Price, less the amount of the Escrow as provided in subsection (c) below, in cash, by cashier's or certified check in New York clearinghouse funds, or by wire transfer of immediately available funds to an account designated by Shareholder not less than two (2) Business Days prior to the Closing.

                      (c) At the Closing, Buyer shall also deposit with an escrow agent (the "Escrow Agent"), mutually agreed upon by Buyer and Shareholder, by cashier's or certified check in New York clearinghouse funds, a cash amount (the "Escrow") equal to $2,431,325, comprised of $1,300,000, plus the Escrowed Store Contributions, as provided in Section 2.3(c). The Escrow Agent shall hold and release the Escrow in accordance with the provisions of an Escrow Agreement, substantially in the form attached hereto as Exhibit B.


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
                  2.3 Closing Adjustments. (a) Annex I, attached hereto, is a list prepared by the Company of each real property lease or sublease pursuant to which Company or any of its Subsidiaries leases or subleases real property (each, a "Lease", and collectively, the "Leases"), designated by Buyer as either an "AAA", "A", "B" or "C" Lease (it being agreed that the Lease pursuant to which the Company leases the warehouse located at 544 Herndon Parkway, Herndon, Virginia is designated as a "AAA" Lease). Annex II, attached hereto, is a list prepared by the Company of the fifty nine (59) of the Company's stores (the "Top Sixty Stores") with the highest contribution to the Company's operating cash flow (before depreciation and amortization) for the twelve months ended February 3, 1996 (such contribution for each Lease being referred to as the "Store Contribution Amount" for such Lease), ranked on the basis of Store Contribution Amount and reflecting the actual Store Contribution Amount for each such Store.

                      (b) It shall be a condition (the "Consent Condition") to the obligations of Buyer to consummate the purchase and sale of the Shares that, on or before the Closing Date, Shareholder shall either (x) deliver the unconditional consent (each, a "Landlord Consent") of the landlord or lessor of the respective Leases to the purchase of the Shares by Buyer, to any deemed assignment or transfer of the Lease as a result thereof, and to any waiver or amendment required in respect thereto, such that such purchase will not (i) constitute a default or give rise to any other remedy of the landlord or lessor under such Leases, (ii) result in any increase in the level of payments by the tenant thereunder (by way of rent or otherwise) except as the parties may otherwise agree, such agreements to be as set forth on Exhibit A attached hereto and initialled by the parties, (iii) cause or permit the landlord or lessor to cause any change in any of the terms, conditions, rights, liabilities or obligations of the Company or any of its Subsidiaries under or pursuant to the terms of any such Lease, or (iv) permit the landlord or lessor to terminate such Lease or recapture the premises subject to any such Lease, or to demand the payment of any money to it as a result of the purchase of the Shares, other than minor sums to compensate it for fees and expenses incurred in reviewing the proposed transaction as provided in such Lease, or (y) establish to the reasonable satisfaction of Buyer that such consent is not required, with respect to 100% of the "AAA" designated Leases; at least 75% of the "A" designated Leases; and at least 50% of the aggregate of the "B" and "C" designated Leases.

                      (c) If the Consent Condition is satisfied or waived, but the Shareholder does not deliver a Landlord Consent, or establish to the reasonable satisfaction of Buyer that such consent is not required, with respect to the Lease for any store included in the Top Sixty Stores, the amount of the Base Purchase Price shall be reduced by the aggregate of the Store Contribution Amounts for all Top Sixty Stores as to which a required Landlord Consent is not delivered. The reduction in the Base Purchase Price provided in the previous sentence (the "Store Contribution Reduction") shall be subject to the following qualifications:

                          (i) No Store Contribution Reduction shall be made at the Closing with respect to any store as to which Shareholder shall establish on or before the Closing Date to the reasonable satisfaction of Buyer that (x) Shareholder is diligently seeking to obtain a Landlord Consent with respect to the Lease of such store and has reasonable prospects for obtaining such consent and (y) the Company will continue to have quiet enjoyment of the premises under such Lease following the Closing Date; provided, however, that fifty percent (50%) of the Store Contribution Amount with respect to such Lease shall be placed in escrow (collectively, with respect to all such Leases, the "Escrowed Store Contributions") and held and released as provided in Section 9.6 hereof and the Escrow Agreement annexed hereto as Exhibit B; and

                          (ii) Shareholder shall not be required to consummate the purchase and sale of the Shares if the aggregate amount of the Store Contribution Reductions and the Escrowed Store Contributions would exceed $2,000,000, unless Buyer shall agree to limit the aggregate amount of the Store Contribution Reductions and the Escrowed Store Contributions to $2,000,000 (in such manner as Buyer shall in its sole discretion determine).


                  2.4 Post-Closing Adjustments. The Base Purchase Price set forth in Subsection 2.2(b) shall be subject to adjustment after the Closing Date as follows:

                      (a) As promptly as possible following the Closing Date, Shareholder, at its own expense, shall cause Deloitte & Touche or other independent accounting firm of national reputation (the "Company's Auditors") to conduct a special purpose audit (the "Working Capital Audit") of the items of Working Capital (as such term is defined below) of the Company as of the Closing Date, including a physical count of the Company's inventory. An independent accounting firm engaged by Buyer ("Buyer's Auditor's") shall have the opportunity, at Buyer's own expense, to observe and comment upon the physical inventory count in connection with the Working Capital Audit and to examine the work papers, schedules and other documents prepared by Shareholder or the Company's Auditors in connection with the Working Capital Audit. The Buyer may at its option on reasonable advance notice to Shareholder and Company's Auditors, convert the Working Capital Audit into an audit of the full balance sheet of the Company, it being agreed that the marginal cost of such balance sheet audit over the cost of the Working Capital Audit shall be borne by Buyer.

                      (b) Not later than 60 days after the Closing Date, Shareholder shall cause the Company's Auditors to deliver to each of the Parties a consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be delivered together with a certification of the Company's Auditors that the Closing Balance Sheet has been prepared in accordance with GAAP, consistently applied, except that the applicable materiality standards shall be determined and applied as though the Company were a stand-alone company or entity having a materiality threshold of $10,000 in respect of any one item and $150,000 in the aggregate, and that no adjustments applicable solely as a result of the acquisition of the Shares by Buyer on the Closing Date shall be made. In preparing the Closing Balance Sheet, point of sale reductions to retail selling prices in excess of One Million Five Hundred Thousand Dollars ($1,500,000)

(at retail) not accounted for to reduce inventory value will be treated as a permanent markdown for inventory valuation.

                      (c) Within thirty (30) days following delivery of the Closing Balance Sheet and the related certification of the Company's Auditors, Buyer shall deliver to Shareholder a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the Closing Balance Sheet and related certification. The Closing Balance Sheet and related certification shall be final and binding on the Parties if an Acceptance Notice is delivered to Shareholder or no Objection Notice is delivered to Shareholder within such thirty (30) day period. Any Objection Notice shall specify in reasonable detail the items on the Closing Balance Sheet that are disputed and shall describe in reasonable detail the basis for the objection. If an Objection Notice is timely delivered, the Parties shall negotiate in good faith with the respect to all disputed issues, and the Closing Balance Sheet shall be adjusted to reflect the Parties' resolution of such issues, if any. If the Parties are unable to resolve any disputed issues within thirty (30) days after delivery of the Objection Notice, any unresolved disputed issues shall be promptly referred to an independent accounting firm jointly selected by the Company's Auditors and Buyer's Auditors (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable, but in no event later than thirty (30) days after the date of referral of such issues. The resolution of the disputed issues by the Unrelated Accounting Firm shall be final and binding upon the parties and the Closing Balance Sheet shall be adjusted accordingly. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Parties.

                      (d) If the Working Capital (as such term is hereinafter defined) determined on the basis of the Closing Balance Sheet exceeds $12,555,000, Buyer shall pay to Shareholder an amount equal to the excess within four (4) Business Days following the Determination Date. If the Working Capital determined on the basis of the Closing Balance Sheet is less than $12,555,000, Shareholder shall pay to Buyer an amount equal to the difference within four (4) Business Days following the Determination Date. Such payment shall be made by cashier's or certified check in New York clearinghouse funds, or by wire transfer of immediately available funds to an account designated by Shareholder or Buyer, as the case may be, not later than one (1) Business Day after the Determination Date; provided that if any such payment shall be due from Shareholder to Buyer hereunder, such payment shall be made first, through application of the cash funds remaining in the Escrow, exclusive of any Escrowed Store Contributions, and then, if necessary, by check or wire as aforesaid.

                      (e) As used in this Section 2.4:

                      "Determination Date" means either (w) the date on which Buyer delivers an Acceptance Notice, (x) the date of the expiration of the first thirty (30) day period referred to in Subsection (c) above, if Buyer shall not have timely delivered an Objection Notice, (y) the date on which Buyer and Shareholder shall have resolved all disputed issues, or (z) the date on which the Unrelated Accounting Firm shall have delivered its report, as the case may be.

                      "Working Capital" means the excess of the current assets of the Company and the Subsidiaries over all current liabilities of the Company and the Subsidiaries (excluding intercompany tax liabilities or credits between the Shareholder and the Company, but not excluding Hong Kong taxes payable by the Hong Kong Companies, and further excluding any other intercompany liabilities); provided, however, that in no event shall (i) inventory in excess of $20,000,000 (less any applicable reserve) be counted in the determination of Working Capital or (ii) the reserve for insurance and related legal claims be less than $600,000.

                  2.5 Allocation. The Final Purchase Price shall be allocated among the Assets in accordance with Annex III attached hereto, to which allocation Buyer and Shareholder agree to be bound. Buyer and Shareholder agree to file all returns and reports including, without limitation, all federal, state, local, and foreign income and franchise tax returns, on the basis of such allocation (except to the extent that a different allocation is subsequently determined by a taxing authority to be required).


                                   ARTICLE III

                                   The Closing

                  3.1 Date and Time. The Closing shall take place at the offices of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York at 10:00 a.m., on April 12, 1996 or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Hong Kong Stock and the capital stock of Holdings by Company to DCL shall be deemed to occur at 9:00 a.m., New York time, on the Closing Date and the transfer of the Capital Stock by Shareholder to Buyer shall be deemed to occur at 9:01 a.m., New York time, on the Closing Date.

                  3.2 Obligations at the Closing. (a) At the Closing, Company and Shareholder shall deliver to Buyer:

                          (i) stock certificates representing the Hong Kong
                  Stock, the capital stock of Holdings and the Capital Stock, duly endorsed in blank, and with all necessary stock transfer stamps attached;

                          (ii) resignations, effective immediately, of (a) the
                  directors, as such, of each of the Company and the Subsidiaries; and (b) the officers, as such, of each of the Company and the Subsidiaries who are not employed by the Company;

                          (iii) mutual releases between Shareholder and each of
                  the Company and the Subsidiaries, in form and substance reasonably satisfactory to Buyer;

                          (iv) certificates as of a recent date as to the good
                  standing of each of the Companies and the Subsidiaries (except for those listed on Annex IV), and their payment of franchise taxes and filing of required reports, from appropriate officials of the jurisdictions in which they are incorporated or qualified to do business as a foreign corporation or other business entity;

                          (v) the minute books and stock ledgers of each of the
                  Company and the Subsidiaries; and

                          (vi) all other documents required to be delivered by
                  Shareholder to Buyer under the provisions of this Agreement.

                      (b) At the Closing, Buyer shall deliver to Shareholder:

                          (i) the cash payments required pursuant to Sections
                  2.2(a) and 2.2(b);

                          (ii) a certificate as to the good standing of Buyer,
                  from the Secretary of State of Delaware; and

                          (iii) all other documents required to be delivered by
                  Buyer to Shareholder under the provisions of this Agreement.

                      (c) At the Closing, the Parties and the Escrow Agent shall enter into the Escrow Agreement, and Buyer will deposit with the Escrow Agent the Escrow required pursuant to Section 2.2(b).

                      (d) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Shareholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer's title to, the Shares, to put Buyer in actual possession and operating control of all of the business, properties and assets of the Company and the Subsidiaries and allow Buyer to exercise all rights of an owner with respect thereto.


                                   ARTICLE IV

              Representations and Warranties Regarding Shareholder

          Shareholder represents and warrants to Buyer that each of the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true correct and complete as of the Closing Date (as though then made).

                  4.1 Organization of Shareholder. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  4.2 Authorization of Transaction. Shareholder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All proceedings required to be taken by Shareholder or by its stockholders to authorize the execution, delivery and performance by Shareholder of this Agreement and the agreements related hereto have been taken, and this Agreement constitutes the valid and legally binding obligation of Shareholder, enforceable in accordance with its terms and conditions.

                  4.3 Noncontravention. Except as set forth in Section 4.3 of the Disclosure Schedule, and except for required Landlord Consents, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate the certificate of incorporation or by-laws of Shareholder; (ii) violate any statute, regulation, rule, judgment, order, decree, stipulation, writ, injunction, charge, or other restriction of any government, governmental agency, or court to which Shareholder is subject; (iii) except for the filing of a premerger notification report under the HSR Act or as set forth in Section 4.3 of the Disclosure Schedule, require the consent of or any notice to or filing with any third party or governmental authority; (iv) create an Encumbrance on any of the Shares or other assets of Shareholder; or (v) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Shareholder is a party or by which it is bound or to which any of its assets is subject, except, in the case of clauses (ii), (iii) and (v), where such violation, conflict, breach, default, acceleration, termination, modification, cancellation or the failure to give notice or obtain any authorization, consent or approval would not have a Material Adverse Effect.

                  4.4 Brokers' Fees. Except for fees payable to First Boston Corporation, Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  4.5 Capital Stock. Shareholder holds of record and owns beneficially all 1,000 of the issued and outstanding shares of Capital Stock, free of any restrictions on transfer (other than restrictions under (a) the Securities Act and state securities laws and (b) the current pledge of such shares to Citibank, N.A., which pledge shall be released at the Closing), claims, Taxes, Encumbrances, options, warrants, rights, contracts, calls, commitments, equities, and demands. Shareholder is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company or any of its Subsidiaries (other than this Agreement). Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. At the

Closing, Shareholder will convey good and valid title to all of the issued and outstanding capital stock of the Company.


                                    ARTICLE V

              Representations and Warranties Regarding the Company

          Shareholder and the Company jointly and severally represent and warrant to Buyer that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true correct and complete as of the Closing Date (as though then made):

                  5.1 Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where such failure to obtain authorization or maintain good standing would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 5.1 of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries.

                  5.2 Capitalization; Hong Kong Stock. (a) The entire authorized capital stock of the Company consists of 10,000 shares of Capital Stock, of which 1,000 shares are issued and outstanding and held of record and beneficially by Shareholder.

                      (b) The authorized issued and outstanding capital stock of each of the Hong Kong Companies is as set out in Section 5.5 of the Disclosure Schedule; all of such shares are held of record and beneficially by the Company or Holdings, free of any restrictions on transfer (other than restrictions under (a) the Securities Act and state securities laws and (b) the current pledge of Hong Kong Shares and shares of capital stock of Holdings to Citibank, N.A., which pledge shall be released at the Closing), claims, Taxes or Encumbrances. Company is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of any Hong Kong Company. At the Closing Company will convey good and valid title to (i) all of the issued and outstanding capital stock of Holdings and (ii) all shares of each Hong Kong Company owned by it, which together will result in all of the equity interests of the Hong Kong Companies being owned, directly or indirectly, by DCL.

                      (c) All of the issued and outstanding Shares have been duly authorized, and validly issued, and are fully paid, and nonassessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which the

Company, Holdings or any Hong Kong Company is a party or which are binding upon the Company, Holdings or any Hong Kong Company providing for the issuance, disposition, or acquisition of any of capital stock of the Company, Holdings or any Hong Kong Company (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company, Holdings or any Hong Kong Company.

                  5.3 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligation hereunder. All proceedings required to be taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and the agreements related thereto have been taken, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

                  5.4 Noncontravention. Except as set forth in Section 5.4 of the Disclosure Schedule and except for required Landlord Consents, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate the articles of incorporation or by-laws of the Company or any of its Subsidiaries; (ii) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject; (iii) except for the filing of a premerger notification report under the HSR Act, require the consent of or any notice to or filing with any third party or governmental authority; (iv) create an Encumbrance on any of the assets of any of the Company and its Subsidiaries except for such Encumbrances that would not detract in any material respect from the Company's right and ability to continue to use and enjoy the use of such asset as heretofore; (v) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except, in the case of clauses (ii), (iii) and (v) where such violation, conflict, breach, default, acceleration, termination, modification, cancellation or the failure to give notice or obtain any authorization, consent or approval would not have a Material Adverse Effect.

                  5.5 Subsidiaries. Section 5.5 of the Disclosure Schedule sets forth for each Subsidiary of the Company and each other entity in which the Company has an interest: (i) its name and jurisdiction of organization; (ii) the number of shares of authorized capital stock of each class of its capital stock or other equity interests; (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the holders thereof, and the number of shares or other equity interests held by each such holder; (iv) the number of shares of its capital stock or other equity interests held in treasury; and (v) any options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, exchange rights or other agreements or commitments to which such Subsidiary or other entity is a party or which is binding upon such Subsidiary or entity for the issuance, disposition or acquisition of any of its capital stock or other equity interests. Except as set forth in Section 5.5 of the Disclosure Schedule, the Company has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity. Except as set forth on Section
5.5 of the Disclosure Schedule, Shareholder has conducted the business of the Company only through the Company and its Subsidiaries and not through any other direct or indirect subsidiary or Affiliate of Shareholder.

                  5.6 Transactions with Certain Persons. Except as set forth in
Section 5.6 of the Disclosure Schedule, (i) neither the Company nor its Subsidiaries has during the last three years, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services (other than tax preparation, procurement and administration of insurance, cash management, auditing, external financing, employee benefit administration, legal, and strategic planning, budgeting and similar consulting, services provided by Shareholder throughout such period) from, or sold, leased or otherwise disposed of any property or furnished any services to (except with respect to remuneration for services rendered as a director, officer or employee of Company or its Subsidiaries), in the ordinary course of business or otherwise, Shareholder or any of its Affiliates (other than the Company and its Subsidiaries); (ii) neither Company nor its Subsidiaries owes any amount to any such Affiliate; and (iii) no such Affiliate owes any amount to the Company or any of its Subsidiaries, and no part of the property or assets of any such Affiliate is used by the Company or any of its Subsidiaries in the conduct or operation of its business.

                  5.7 Financial Statements; Undisclosed Liabilities.

                      (a) Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income, as of and for the fiscal years ended July 31, 1993, July 31, 1994 and July 31, 1995 for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, as of and for the seven months ended March 2, 1996 for the Company and its Subsidiaries. The Financial Statements have been prepared in accordance with GAAP, and present fairly the consolidated financial condition of the Company and its Subsidiaries as at their respective dates and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, except that the interim financial statements are subject to normal year-end adjustments and lack footnotes and other presentation items. None of the foregoing statements of income contain any material item of special or non-recurring income or any other income not earned in the ordinary course of business, except as stated therein or as set forth in Section 5.7 of the Disclosure Schedule.

                      (b) Except as and to the extent reflected or reserved against on the balance sheet (the "March 1996 Balance Sheet"), dated as of March 2, 1996 (the "Balance Sheet Date"), or as set forth in Section 5.7 of the Disclosure Schedule, or for liabilities not exceeding $10,000 in any one case and $100,000 in the aggregate, as of the Balance Sheet Date, Company and its Subsidiaries had no liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), including, without limitation, any liability for Taxes, relating to or arising out of any act, transaction, circumstance, or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable. None of the employees of the Company and its Subsidiaries is now or will by the passage of time hereafter become entitled to receive any vacation time or vacation pay attributable to services rendered prior to the Balance Sheet Date, except as disclosed on the face of the March 1996 Balance Sheet.

                  5.8 Absence of Material Adverse Effect. Since the Balance Sheet Date, there has been no event, circumstance or occurrence which, taken individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of Shareholder and the Company to consummate the transactions contemplated by this Agreement.

                  5.9 Taxes.

                  (a) The Company and each other member of the Group have timely filed with the appropriate taxing authorities all returns and reports in respect of Taxes ("Returns") required to be filed by them (taking into account any extension of time to file granted to or on behalf of the Company or each other member of the Group). The information on such Returns is complete and accurate in all respects. The Company and each other member of the Group have paid on a timely basis all Taxes of the Company and each other member of the Group (whether or not shown on any Return) due and payable except for Taxes which the Company or each other member of the Group, in good faith, is contesting by appropriate proceedings and for which the Company or each other member of the Group have set aside on their books reserves to the extent required by GAAP; except as provided in Section 5.9(a) of the Disclosure Schedule, there are no such Taxes being contested with respect to the Company or any Subsidiary at the date of this Agreement. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

                  (b) Except as set forth in Section 5.9(b) of the Disclosure Schedule, no unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company or each Subsidiary for any taxable period ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date (the "Pre-Closing Period"), and there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or each Subsidiary. Except as set forth in Section 5.9(b) of the Disclosure Schedule, no extension of a statute of limitations relating to any Taxes is in effect with respect to the Company or each Subsidiary.

                  (c) Except as set forth in Section 5.9(c) of the Disclosure Schedule, (i) the Company and each other member of the Group have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (ii) there are no private letter rulings in respect of any Tax pending with any taxing authority which affect the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary owns any interest in real property in the State of New York;
(iv) the taxable year of the Company and each subsidiary is July 31st and neither the Company nor any Subsidiary has been a member, during any open taxable year, of an affiliated group or filed or been included in a combined, consolidated or unitary return of any Person other than consolidated group of which Shareholder is the common parent; (v) neither the Company nor any Subsidiary is currently under any contractual obligation to indemnify any Person with respect to Taxes or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any Subsidiary with respect to Taxes; (vi) neither the Company nor any Subsidiary is, or has been, a real property holding corporation (as defined in section 897(c)(2) of the Internal Revenue Code of 1986, as amended as in effect on the date hereof ("Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vii) neither the Company nor any Subsidiary is obligated under any written agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereby;
(viii) neither the Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (ix) neither the Company nor any Subsidiary has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (x) neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that would result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (xi) neither the Company nor any Subsidiary has ever been a Subchapter S corporation; (xii)
Section 5.9(c) of the Disclosure Schedule contains a list of all jurisdictions to which any Tax is properly payable by the Company or any Subsidiary and Shareholder has provided to Buyer Tax Returns filed in any jurisdiction in the last three years (1995 Tax Returns may be provided to Buyer within thirty (30) days of this Agreement) in which the Company or any Subsidiary filed on a stand-alone basis; (xiii) neither the Company nor any Subsidiary owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer Tax; and (xiv) neither the Company nor any Subsidiary has liability for the Taxes of any Person other than the Company, any Subsidiary or any Person included in Shareholder's federal consolidated income Tax Returns for periods prior to or ending on the Closing Date, respectively, under Treas. Reg. Section 1.1502-6.

                  5.10 Leases.

                       (a) Section 5.10 of the Disclosure Schedule contains a list of all Leases, together with a list of each lease, sublease, license, or any other instrument under which the Company or any of its Subsidiaries claims or holds the leasehold or other interest or right of use with respect to the relevant premises or pursuant to which Shareholder has sublet or granted any rights therein, identifying the parties thereto and which of those Leases may require that a consent be obtained (from any lessors, guarantors or any other third parties) before a valid transfer may be effected and identifying in each instance the consenting party thereto of which Shareholder has written notice. Such leases, subleases and other agreements are valid, subsisting, in full force and effect as to the Company or its Subsidiaries, as the case may be, and binding upon the parties thereto in accordance with their terms except, with respect to any lessors or third parties thereunder, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and subject to the discretion of a court in granting equitable remedies.

                       (b) Shareholder has delivered for examination by Buyer true, correct and complete copies of all of the Leases and related contracts and agreements set forth in Section 5.10 of the Disclosure Schedule.

                       (c) Either the Company and/or one of its Subsidiaries is the tenant under all of the Leases, and the Company and/or one of its Subsidiaries has the right to use the property subject to the Leases for the operations presently conducted thereon. The Company and/or one of its Subsidiaries has paid in full all amounts due, and has satisfied in full all of its liabilities and obligations, including without limitation any obligation to pay for and/or perform any tenant initial installation work under the Leases, and is not in default under any of them, nor to the Knowledge of the Company at the date of this Agreement is any other party to any such Lease in default thereunder, nor to the Knowledge of the Company does any condition exist that with notice or the lapse of time or both would constitute a default thereunder, except for defaults that would not materially and adversely effect the rights of the Company and its Subsidiaries under any of such Leases including, without limitation, the quiet enjoyment of the premises subject thereto. Except as set forth in Section 5.10 of the Disclosure Schedule: (i) none of the Company or its Subsidiaries has received any notice of any claim by any landlord or other third party adverse to the possessory rights of the Company or its Subsidiaries under any Leases, or any other notice of default or notice of any claim regarding any of the property subject to the Leases; (ii) no written notice from any governmental body has been served upon the Company or its Subsidiaries claiming any violation of any federal, state or local law, code, regulation, zoning or building ordinance or health or safety ordinance, or requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with such Leases which has not been complied with in all material respects (it being understood and agreed that this representation in no way diminishes or limits the representation set forth in
Section 5.19); (iii) none of the premises subject to the Leases is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof; and (iv) except to the extent that a Landlord Consent is required, all of the Leases will continue in full force and effect following the Closing. Buyer will be entitled to the full benefits thereof and to operate the Company's stores, provided Buyer operates such stores in accordance with the Lease terms under the names Britches of Georgetowne, Britches Great Outdoors, or Britches Great Outdoors Outlets, without any increase in rent or any other costs payable as a result of the consummation of the transactions contemplated hereby, including, but not limited to common area maintenance costs, insurance or taxes, and without creating any default or violation under any provisions of the Leases, excluding any radius clauses to the extent that they would be violated by virtue of a store operated by Buyer or any Affiliate of Buyer (other than the Company or any Subsidiary after the Closing), but including but not limited to any use clauses (i.e. such Leases allow such premises to be used for the operation of a retail store).

                       (d) Except as set forth in Section 5.10 of the Disclosure Schedule, (i) all public utilities used in the operation of premises subject to the Leases in the manner currently operated are installed and operating, and all installation and connection charges have been paid in full or provided for; and
(ii) the plumbing, electrical, heating, air conditioning, ventilating, septic and all other structural or material mechanical systems in the buildings upon the premises subject to the Leases are in good working order and working condition, so as to be adequate for the operation of the business of the Company and its Subsidiaries as heretofore conducted, except as would not have a Material Adverse Effect.


                  5.11 Title to Properties. (a) Except as set forth in Section
5.11 of the Disclosure Schedule, (x) the Company or its Subsidiaries has good title to tenant's interest in the Leases and to all of the other material properties and assets, real and personal, tangible and intangible, it owns or purports to own, including those reflected on its books and records and on the March 1996 Balance Sheet (except for supplies and other consumables utilized in the ordinary course of business and accounts receivable collected after the Balance Sheet Date), and the permanent quota set out on Section 7.6 of the Disclosure Schedule, free and clear of all Encumbrances, except for Permitted Encumbrances, and (y) the Company or its Subsidiaries has a valid leasehold, license or other interest in all of the other material assets, real or personal, tangible or intangible, which are used in the operation of its business, free and clear of all Encumbrances, except for Permitted Encumbrances

                  (b) "Permitted Encumbrances" means: (i) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in Company's books and records and which are reflected on the March 1996 Balance Sheet; (ii) mechanics', materialmen's, carriers', warehousemen's, landlord's and similar liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in Company's books and records; (iii) such imperfections of title, easements, encroachments and Encumbrances as do not detract from the value or interfere with the present use of the properties or assets subject thereto or affected thereby; (iv) Encumbrances on personal property taken by or granted to a Person who, by making advances or incurring an obligation gives value to enable Company to acquire rights in or the use of such property, provided that the Encumbrance does not extend to or cover any other property and the total cost to Company that would be required to discharge such Encumbrance in full does not exceed the value so given by such Person to Company; (v) any other Encumbrances for which appropriate reserves (to the extent required by GAAP) have been established on the books and records of the Company and which are reflected on the March 1996 Balance Sheet; and (vi) liens, pledges, mortgages or guarantees that will be unconditionally released (of record, if the Encumbrance is of record) on or prior to the Closing; provided that Permitted Encumbrances shall not in any event include any Encumbrance to the extent that its existence would create a default under any Lease or other agreement to which the Company or any Subsidiary is a party.

                  5.12 Intellectual Property.

                       (a) Section 5.12 of the Disclosure Schedule contains a complete and accurate list of all patents and patent applications, all registrations and applications for registration of trademarks, trade names, service marks, copyrights and common-law trademarks owned or used by Company or its Subsidiaries. The Company and/or one or more of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted.

                       (b) Except as set forth in Section 5.12 of the Disclosure
Schedule: (i) all Intellectual Property used by Company in the operation of its business is either (x) owned by Company or its Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances, or (y) subject to a right of use by Company or its Subsidiaries pursuant to a license or other agreement;
(ii) no third party has been granted by Company the right to use any Intellectual Property owned or used by Company or its Subsidiaries; (iii) to the Knowledge of Shareholder or the Company, no third party is infringing upon or misappropriating any Intellectual Property used by Company or its Subsidiaries in the operation of its business, and no activity in which Company or its Subsidiaries is engaged violates or infringes upon any intellectual property or other proprietary rights of any third party; and (iv) there is no legal action by any Person pending or, to the knowledge of the Shareholder of the Company, threatened against Company or its Subsidiaries with respect to the matters referred to in the preceding clause (iii), and no written claim with respect to such matters has been received by Company or its Subsidiaries in the last three years.

                  5.13 Contracts and Agreements.

                       (a) Section 5.13 of the Disclosure Schedule sets forth a complete and accurate list of each of the following contracts and agreements to which Company or its Subsidiaries is a party or by which Company or any of its Subsidiaries or their properties are bound: (i) each agreement providing for compensation in respect of services performed by employees of Company; (ii) each management, service, consulting, retainer or other similar type of agreement under which services are provided by any other Person to Company; (iii) each agreement with an Affiliate of the Shareholder (other than the Company and its Subsidiaries); (iv) each operating lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property; (v) each license (as licensor, licensee, sublicensor or sublicensee) of any Intellectual Property (other than customary, non-negotiated licenses of computer software); (vi) each agreement for the manufacture or purchase of products, inventories or supplies; (vii) each agreement under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed, and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business); (viii) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease; (ix) each partnership, joint venture or similar agreement; and (x) each other contract or agreement not terminable by the Company or its Subsidiaries without penalty on notice of thirty (30) days or less; provided, however, that no contracts or agreements described in clauses (iv), (v), (vi), (vii), (viii) or (x) above shall be required to be disclosed which involve future payments to or by the Company and its Subsidiaries of less than $100,000, in the case of any individual contract or agreement or series of related contracts or agreements, and less than $500,000, in the case of all such contracts and agreements. A complete and correct copy of each written agreement, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to this Section 5.13(a) has been delivered to Buyer.

                       (b) Each agreement required to be delivered pursuant to
Section 5.13(a) (collectively, the "Contracts") is valid, binding and in full force and effect and is enforceable by Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity and except as would not have a Material Adverse Effect. Except as set forth in Section 5.13 of the Disclosure Schedule, Company is not (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts, and no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts, except as would not have a Material Adverse Effect.

                       (c) Except as set forth in Section 5.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any entity.

                  5.14 Insurance. (a) All insurance policies of the Shareholder pursuant to which the assets and business of the Company have been covered are listed in Section 5.14 of the Disclosure Schedule ("Shareholder Policies"). Coverage of the Company and its Subsidiaries under the Shareholder Policies shall terminate on the Closing Date. All other insurance policies currently maintained by the Company and Subsidiaries are separately listed in Section 5.14 of the Disclosure Schedule ("Company Policies"). Each of the Company Policies is in full force and effect (free of any presently exercisable right of termination on the part of the insurance company issuing such Company Policy prior to the expiration of the term of such Company Policy) and all premiums due and payable in respect thereof have been paid. Company has not received notice of cancellation or non-renewal of any Company Policy. The transactions contemplated by this Agreement will not give rise to a right of termination of any Company Policy by the insurance company issuing such Company Policy prior to the expiration of the term of the Company Policy.

                       (b) All currently outstanding claims against the Company or any Subsidiary pending or threatened or, to the Company's Knowledge, likely to be asserted, noting separately those for which coverage has been requested by the Company or any Subsidiary under a Shareholder Policy is set forth in Section
5.14 of the Disclosure Schedule ("Insurance Claims").

                  5.15 Litigation. Except as set forth in Section 5.15 of the Disclosure Schedule, no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the knowledge of the Company or Shareholder, threatened against Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries in his or her capacity as such, (i) which challenges the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby, or (ii) which involves an amount in excess of $50,000. Except as set forth in Section 5.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is specifically identified as a party subject to any restrictions or limitations under any judgment, order or decree of any court, administrative agency or other governmental authority.

                  5.16 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its Subsidiaries are valid and existing and represent monies due. The Company believes that the March 1996 Balance Sheet reflects reasonable reserves in accordance with GAAP for receivables not collectible in the Ordinary Course of Business.

                  5.17 Inventory. The Company believes that the inventories of the Company and its Subsidiaries as reflected in the March 1996 Balance Sheet, or acquired by the Company or any of its Subsidiaries after the date thereof, are carried at an amount not in excess of the lower of cost or net realizable value, net of reserves provided therefor in accordance with GAAP.

                  5.18 Condition of Assets. The properties and assets, including the equipment, supplies and other consumables, owned, leased or used by each of the Company and its Subsidiaries in the operation of its business are in good operating condition and repair, are suitable for the purposes for which they are used, and are directly related to the business of Company and its Subsidiaries.

                  5.19 Compliance with Law. (a) Except as set forth in Section
5.19 of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws, statutes, rules, ordinances, regulations, orders and decrees governing the operation of its business, including, without limitation, with respect to employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 5.19 of the Disclosure Schedule, since January 1, 1993, neither the Company nor any of its Subsidiaries has received written notice of any violation of any such law, statute, rule, ordinance, regulation, order, decree, license or permit, except for such violations as could not reasonably be expected to have a Material Adverse Effect.

                       (b) Except as set forth in Section 5.19 of the Disclosure Schedule, each of the Company and its Subsidiaries has all governmental licenses, approvals, authorizations, franchises and permits necessary to conduct its business as currently conducted, such governmental licenses, approvals, authorizations, franchises and permits are in full force and effect, and no proceedings are pending or, to the knowledge of Shareholder or the Company, threatened seeking the revocation or limitation of any such governmental licenses, approvals, authorizations, franchises or permits, except where the failure to have any such license, approval, authorization, franchise or permit, could not reasonably be expected to have a Material Adverse Effect.

                  5.20 Employees.

                       (a) Except as set forth in Section 5.20A of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of Shareholder or the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies could reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) there are not pending or, to the knowledge of Shareholder or the Company, threatened, strikes, slowdowns, work stoppages or lockouts, by or with respect to any employees of the Company or any of its Subsidiaries.

                       (b) Section 5.20B of the Disclosure Schedule sets forth the name and annual base salary, bonus and other compensation of each employee of the Company and its Subsidiaries whose annual compensation for the fiscal year ending July 31, 1996 is reasonably anticipated to be in excess of $70,000.

                  5.21 Employee Benefit Plans.

                  (a) Section 5.21 of the Disclosure Schedule lists all Employee Benefit Plans maintained by the Company (which term, for purposes of this Section 5.21, includes all Subsidiaries of the Company). "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") and any other written plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company which are now or have been maintained by the Company and under which the Company has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

                  Shareholder or the Company has delivered or made available to Buyer or its counsel prior to the date hereto true and complete copies of (i) any employment agreements and any written procedures and policies relating to the employment of employees of the Company (including summaries of any procedures and policies that are unwritten), (ii) all Employee Benefit Plans and related trust agreements, insurance and other contracts, summary plan descriptions required by law and summaries of material modifications and written communications distributed to the participants of each such Employee Benefit Plan in its possession, (iii) the reports which have been filed (or are in fully completed form for filing) for the last three years with the Internal Revenue Service ("IRS") and the Department of Labor with respect to each Employee Benefit Plan, (iv) the latest determination letter issued for each Employee Benefit Plan and related trust that are intended to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Code, and (v) the latest IRS Form 5300 or 5307 (whichever is applicable, if any) filed with the IRS for each Employee Benefit Plan and related trust that are intended to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Code.

                  (b) Neither the Company nor any Subsidiary maintains or has ever maintained an Employee Benefit Plan subject to Title IV of ERISA. With respect to each Employee Benefit Plan, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject the Buyer or the Company directly or indirectly, to a material tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. No fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or such breach will not have a Material Adverse Effect.

                  (c) Each Employee Benefit Plan is and has been operated in compliance in all material respects with its terms and all applicable laws. As of the Closing Date, the Company and Shareholder shall have made all required contributions under each Employee Benefit Plan for all periods through and including the Closing Date or adequate accruals therefor will have been provided for and will be reflected on the books of the Company as of the Closing Date.

                  (d) Except as set forth in Section 5.21 of the Disclosure Schedule, neither the Company nor Shareholder has received nor is aware of any actions, claims (other than routine claims for benefits or actions seeking payments pursuant to qualified domestic relations orders), lawsuits or arbitrations pending or, to the knowledge of Company or Shareholder, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and neither the Company nor Shareholder has knowledge of any facts that could give rise to any such actions, claims, lawsuits or arbitrations.

                  (e) No Employee Benefit Plan provides or provided for continuing benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment (except as may be required by applicable state law or Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA")).

                  (f) Neither the Company nor Shareholder has ever contributed to, or withdrawn in a partial or complete withdrawal from, any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred contingent liability under Section 4204 of ERISA.

                  (g) Neither the Company nor any Subsidiary has agreed to, or is otherwise obligated to provide, any increase in benefits under any Employee Benefit Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any such Employee Benefit Plan.

                  (h) Shareholder has delivered to Buyer a list of all employees of the Company and their compensation as of the date of this Agreement. No person or entity has an employment, severance or independent contractor agreement with the Company. No "leased employee" (within the meaning of Section 414(n) or (o) of the Code) performs any material services for the Company.

                  (i) The consummation of the transactions contemplated by this Agreement and any related agreements will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments) becoming due to any director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company. No Employee Benefit Plan provides benefits or payments contingent upon, triggered by or increased as a result of, a change in the ownership or effective control of the Company.

                  (j) Shareholder is the sponsoring employer of all Employee Benefit Plans listed in Section 5.21(j) of the Disclosure Schedule. Company is the sponsoring employer with respect to all other Employee Benefit Plans listed in Section 5.21(a) of the Disclosure Schedule. Shareholder has taken all steps necessary to insure that, as of the Closing Date, the Company will no longer be a participating employer in any Employee Benefit Plan sponsored by the Shareholder and will have no liability with respect to any such Employee Benefit Plan.

                  (k) The Company has no material liability and, to the knowledge of Shareholder, no circumstances exist that could result in Company having any material liability with respect to any (a) pension plan as defined in
Section 3(2) of ERISA subject to Title IV of ERISA, (b) multiemployer plan as defined in Section 3(37) of ERISA, or (c) plan subject to Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), maintained by an "ERISA Affiliate". "ERISA Affiliate" means any entity (whether or not incorporated) other than the Company, that, together with the Company is or was a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code or Section 4001(a)(14) of ERISA), or a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code), or an affiliated service group (within the meaning of Section 414(m) of the Code).

                  5.22 Environmental Matters.

                           (a) Except as set forth in Section 5.22 of the
Disclosure Schedule: (i) the Company and its Subsidiaries are in material compliance with all Environmental Laws (as hereinafter defined), including the possession by the Company and its Subsidiaries of all applicable Environmental Permits (as hereinafter defined) and compliance in all respects with the terms and conditions thereof, except in each case where such non-compliance would not have a Material Adverse Effect; and (ii) neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such material compliance, and there are no circumstances that may prevent or interfere with such compliance in the future, except where such non-compliance would not have a Material Adverse Effect.

                           (b) Except as set forth in Section 5.22 of the
Disclosure Schedule, (i) there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not have a Material Adverse Effect; and (ii) to the Knowledge of the Company, there are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including any Release (as hereinafter defined), that would form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not have a Material Adverse Effect.

                           (c) Without in any way limiting the generality of the
foregoing, Section 5.22 of the Disclosure Schedule sets forth (i) all Environmental Permits held by the Company or any of its Subsidiaries, the lack of which would result in a material adverse effect with respect to the Lease or continued quiet enjoyment of the premises requiring such Permit; (ii) all on-site and off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Hazardous Substances; and (iii) any underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Company or any of its Subsidiaries.

                           (d) Except as set forth in Section 5.22 of the
Disclosure Schedule, (i) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of its subsidiaries; and (ii) no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned or leased by the Company or any of its Subsidiaries.

                           (e) As used in this Section 5.22,

                                    (i) "Environment" means all air, surface
                  water, groundwater, drinking water or land, including land surface or subsurface.

                                    (ii) "Environmental Law(s)" means all
                  federal, state or local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, rules, regulations and codes (including without limitation specific governmental licenses, permits, authorizations, directives, approvals or consents, court orders, injunctions or decrees, or agreements with governmental agencies), as in effect on the date hereof, relating to health, safety or the protection of the Environment or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, including but not limited to RCRA, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensating and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970, the Federal Water Pollution Control Act, the Clean Water Act and all state and foreign statutes similar to or based upon the foregoing.

                                    (iii) "Environmental Permits" means all
                  approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law relating to: (A) pollution or the protection of the Environment, including without limitation those relating to the emission, Release or discharge of any Hazardous Substances into the Environment, (B) the use, treatment, storage, disposal, generation, transport or handling of Hazardous Substances, or (C) the cleanup or remediation of Hazardous Substances from any real property.

                                    (iv) "Hazardous Substance(s)" means any
                  flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

                                    (v) "RCRA" means the Resource Conservation
                  and Recovery Act of 1976, as amended.

                                    (vi) "Release" means any past or present
                  spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

                  5.23 Powers of Attorney. There are no outstanding powers of attorney to act in the place and stead of Company or its Subsidiaries.

                  5.24 Bank Accounts. Section 5.24 of the Disclosure Schedule sets forth the name of each bank in which Company or its Subsidiaries has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto.

                  5.25 Absence of Certain Changes. Except as set forth in
Section 5.25 of the Disclosure Schedule, since March 2, 1996, the Company has been operated in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date, neither the Company nor any of its Subsidiaries has:

                           (i) amended or otherwise modified its articles of
                  incorporation or by-laws (or similar organizational documents);

                           (ii) declared, set aside, made or paid any dividend
                  or other distribution to any shareholder (other than dividends by a Subsidiary to another Subsidiary or to the Company) with respect to its Capital Stock;

                           (iii) incurred or assumed any long term liabilities
                  other than capital lease obligations and deferred rent credits, or any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

                           (iv) paid any material obligation or liability,
                  absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the March 1996 Balance Sheet (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred since the date of the March 1996 Balance Sheet in the Ordinary Course of Business;

                           (v) mortgaged, pledged or granted any security
                  interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of $75,000 per agreement, contract or lease (which amount was not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

                           (vi) cancelled or compromised any material debt or
                  claim or waived or released any material rights except in the Ordinary Course of Business;

                           (vii) made any loan or advance to any Person other
                  than travel and other similar routine advances in the Ordinary Course of Business, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

                           (viii) increased the compensation of any of its
                  employees who currently earns in excess of $70,000 per year;

                           (ix) lost the employment services of any key
                  employee;

                           (x) adopted or (except as otherwise required by law)
                  amended any Employee Benefit Plan or entered into any collective bargaining agreement;

                           (xi) terminated or modified any Contract, or received
                  any written notice of termination of any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms and terminations or modifications that have not had and would have a Material Adverse Effect;

                           (xii) made any material change in its inventory,
                  pricing, marketing or advertising policies;

                           (xiii) sold, transferred, leased to others or
                  otherwise disposed of any material asset except in the Ordinary Course of Business;

                           (xiv) suffered any damage or destruction to or loss
                  of any of its tangible assets (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect;

                           (xv) made any capital expenditures or capital
                  additions or betterments in amounts which exceeded $75,000 in the aggregate;

                           (xvi) changed its method of accounting or the
                  accounting principles or practices utilized in the preparation of the March 1996 Balance Sheet, other than as required by GAAP;

                           (xvii) instituted or settled any litigation or any
                  legal, administrative or arbitration action or proceeding before any court or governmental body relating to it or its property;

                           (xviii) suffered any incident or event which,
                  individually or in the aggregate, has had or would have a Material Adverse Effect;

                           (xix) suffered any loss of permanent quota which
                  would result in the Company's quota for any class of goods being less than the amounts set out on Section 7.6 of the Disclosure Schedule, for any reason; or

                           (xx) entered into any commitment to do any of the
                  foregoing.

                  5.26 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by Company and its Subsidiaries have been truthfully and properly kept and completed in all respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

                  5.27 Absence of Certain Business Practices. None of Company or its Subsidiaries, or any of their respective officers, employees or authorized agents, or any other Person acting on behalf of them has, directly or indirectly, since January 1, 1993, given or agreed to give any gift or similar benefit to any governmental employee, domestic or foreign, who is or may be in a position to help or hinder the business of Company or its Subsidiaries (or assist it in connection with any actual or proposed transaction) which could (x) subject Company or its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, domestic or foreign, or (y) if not continued in the future, have a Material Adverse Effect.

                  5.28 Disclosure. No representation or warranty by Shareholder or the Company in this Agreement, and no statement contained in any document (including the Exhibits, Annexes and Disclosure Schedule hereto), list, certificate or other instrument furnished or to be furnished pursuant to this Agreement to Buyer contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Shareholder and the Company have not Knowingly failed to disclosed to Buyer any event or circumstance that could reasonably be expected to have a Material Adverse Effect or that is otherwise material to the business of the Company and its Subsidiaries (other than facts of a general business, financial or economic nature in the public domain or available from public or commercial informational services).


                                   ARTICLE VI

                     Representations and Warranties of Buyer

         Buyer represent and warrant to Shareholder that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made):

                  6.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  6.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All proceedings required to be taken by Buyer or by its stockholders to authorize the execution, delivery and performance by Buyer of this Agreement and the agreements related hereto have been taken, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

                  6.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate the certificate of incorporation or the by-laws of Buyer; (ii) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; (iii) except for the filing of a premerger notification report under the HSR Act, require the consent of or any notice to or filing with any third party or governmental authority;
(iv) create an Encumbrance on any of the assets of Buyer; or (v) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                  6.4 Brokers' Fees. Except for fees payable to Financo Inc., Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  6.5 Investment. Buyer is acquiring the Shares for its own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.


                                   ARTICLE VII

                    Covenants of Shareholder and the Company

                  Shareholder and the Company hereby covenant and agree for the benefit of Buyer as follows:

                  7.1 Normal Course. From the date of this Agreement until the Closing, the Company and each of its Subsidiaries will, and Shareholder will cause each of the Company and its Subsidiaries to: (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business;
(iii) conduct its business and affairs in the Ordinary Course of Business; (iv) use all commercially reasonable efforts to maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization substantially intact, keep the services of its present principal employees and preserve its present business relationships with its material suppliers and customers; and (v) perform in all material respects all agreements or other obligations with banks, customers, suppliers, employees and others.

                  7.2 Negative Covenants. From the date of this Agreement until the Closing, the Company will not (without the prior written consent of Buyer):
(i) take any action or suffer any situation to exist that would be required to be disclosed to Buyer pursuant to Section 5.25 had such action been taken or such situation existed between March 2, 1996 and the date of this Agreement;
(ii) make any election with respect to Taxes prior to

April 15, 1995; (iii) change any of its inventory policies or practices, including without limitation, polices related to the mark down, sale and/or transfer of slow-moving or excess inventory; and (iv) take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationship with the Company and its Subsidiaries after the Closing as its maintained with the Company and its Subsidiaries prior to the Closing.

                  7.3 Full Access. (a) Prior to and up until the Closing, Shareholder and the Company shall give Buyer and its attorneys, accountants and other representatives reasonable access to the Company's personnel and in the presence of personnel designated by Shareholder, all properties (including the Company's stores), documents, contracts, books and records of the Company and will furnish Buyer with copies of such documents and with such information with respect to the affairs of the Company and its Subsidiaries as Buyer may from time to time reasonably request. Such access shall be given during normal business hours and under reasonable circumstances so as not to interfere unreasonably with the conduct of the Company's business. Shareholder shall cause its officers, employees, consultants, agents, accountants, auditors and attorneys and those of the Company to cooperate fully with such representatives in connection with such review and examination, including the audit workpapers pertaining to the Company for Shareholder's most recent audited financial statement period.

                           (b) In order to prepare for the orderly transition of
the business, from the date hereof to the Closing Date, Buyer may, at its own expense, station an executive or executives at the principal offices and stores of the Company, who shall have reasonable access to all information, procedures and operations of Company flowing or controlled from such offices, with respect to the operation of the business, provided, however, that the activities of such executives do not unreasonably interfere with the conduct of the business or the Company's business. Buyer shall have the right to actively consult with Shareholder and the Company in connection with all aspects of the Company's operations, including the design, merchandising and sourcing of inventory prior to the Closing Date. Notwithstanding the provisions of this subsection (b), the Company shall retain ultimate decision making authority with respect to matters concerning the conduct of its business until the Closing.

                  7.4 Notices and Consents. Shareholder will cause each of the Company and its Subsidiaries to give any notices to or make any filings with any third parties or governmental authority, and will cause each of the Company and its Subsidiaries to use its reasonable best efforts to obtain any third party consents, including, without limitation, each of the Landlord Consents, necessary in order to consummate the transactions contemplated by this Agreement or as Buyer shall otherwise reasonably request. Buyer agrees to cooperate with Shareholder and the Company in obtaining any Landlord Consents or any other consent of any third party or governmental authority to the transactions contemplated by this Agreement, as Shareholder shall reasonably request.

                  7.5 HSR. Shareholder has filed and received early termination with respect to a premerger notification report with the Federal Trade Commission (the "FTC") and the

Antitrust Division of the United States Department of Justice (the "Department of Justice") under the HSR Act. Shareholder shall use its reasonable best efforts promptly to furnish any additional information and to make any additional filings under the HSR Act as either the FTC or the Department of Justice shall request.

                  7.6 Maintenance of Quota. Shareholder shall cause the Company to own at Closing permanent quota at least at the level for each class thereof as is set forth on Section 7.6 of the Disclosure Schedule.

                  7.7 Tax Matters. (a) Shareholder agrees to file, within the time allowed by law, all foreign, federal, state, and local Tax Returns with the appropriate jurisdictions, for any taxable year or period of the Company and each Subsidiary ending on or before the Closing Date, and to include therein all information required to be contained therein relating to the Company and each Subsidiary for such period. Shareholder agrees to timely pay all Taxes with respect to Company and each Subsidiary for the Pre-Closing Period and all Taxes arising from or relating to the transaction contemplated hereby, including any sales or transfer Taxes. Buyer agrees to provide Shareholder with a properly executed resale certificate or other exemption certificate for each state in which it is entitled to an exemption from sales tax. Buyer agrees to file Tax Returns for all periods beginning after the Closing Date and any period which includes but does not end on the Closing Date.

                           (b) Shareholder agrees that, on behalf of itself and
each other member of the Group, any Tax sharing agreement insofar as it applies to the Company and/or each Subsidiary shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a prior year).

                           (c) Shareholder will include the income of the
Company and each Subsidiary (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and any excess loss accounts taken into income under Reg. Section 1.1502-19) on Shareholder's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Following the Closing Date, the Company will furnish Tax information to Shareholder for inclusion in Shareholder's federal consolidated income Tax Return for any period up to the Closing Date in accordance with the Company's past custom and practice at such times as Shareholder may reasonably request. The income of the Company will be apportioned to the period up to the Closing Date and the period beginning with the Closing Date by closing the books of Company as of the opening of business on the Closing Date. Following the Closing Date, the Shareholder will furnish to the Buyer Tax information and otherwise assist the Buyer in preparing Tax Returns and reports with respect to the Company and any Subsidiary at such times as the Buyer may reasonably request. Buyer will allow Shareholder an opportunity to review and comment on such Tax Returns to the extent they relate to the Pre-Closing Period. Upon review of such Tax Returns, but in no event later than 15 days before the due date for the filing of such Tax Returns, Shareholder shall pay to Buyer the amount equal to any Taxes attributable to the Pre-Closing Period.

                           (d) Shareholder will not settle any audit relating to
the Company or any Subsidiary in a manner which would materially increase the amount of Taxes payable by the Company or any Subsidiary for any period beginning with the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

                  7.8 Non-Solicitation. Neither Shareholder, any of its Affiliates nor any of their respective representatives or agents shall (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any material portion of the Company's assets or the Company's stock, or an exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any material portion of the Company's assets or the Company's stock (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by this Agreement (a "Transaction Proposal") or agree to or endorse any Transaction Proposal, or
(ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to the Company's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing. Shareholder shall notify Buyer promptly of any Transaction Proposal.

                  7.9 Continuation of Lease Terms. Regardless of any provision in any Lease to the contrary, Shareholder covenants that Buyer shall be entitled to succeed to the occupancy of all premises covered by any Lease on the exact same terms and conditions (financial or otherwise) under which Company or any of its Subsidiaries occupies such premises on the date hereof (and thereafter for the remaining term of such Lease) as if no sale of Shares had occurred; provided that as regards Leases as to which no Landlord Consent has been delivered, the provisions of Section 9.6 shall apply.

                                  ARTICLE VIII

                               Covenants of Buyer

                  Buyer hereby covenants and agrees for the benefit of Shareholder and the Company as follows:

                  8.1 Confidentiality. (a) Unless the Closing shall occur, Buyer shall treat as confidential any information ("Confidential Information") concerning the Company furnished to it, its Affiliates and advisors by or on behalf of Shareholder or the Company in connection with the transactions contemplated by this Agreement, and will not disclose such information to any Person; provided, however, that (i) any of such information may be disclosed to Buyer's Affiliates and advisors in connection with the transactions contemplated by this Agreement, (ii) any disclosure of such information may be made to which

Shareholder or the Company consents in writing, and (iii) any disclosure of such information may be made as required by applicable law. Confidential Information shall not include information which (i) was already in possession of Buyer, its Affiliates or advisors prior to disclosure to them of such information by or on behalf of Shareholder or the Company; (ii) becomes generally available to the public other than as a result of a disclosure by Buyer, its Affiliates and advisors in breach of this Agreement; or (iii) is or becomes available to Buyer, its Affiliates or advisors on a non-confidential basis from a source other than Shareholder, the Company or their advisors, provided that such source is not known by Buyer to be bound by a confidentiality agreement with Shareholder, the Company or another Person.

                           (b) If this Agreement is terminated without the
consummation of the transactions contemplated hereby, Buyer will, and will cause its Affiliates and advisors, promptly upon the request of Shareholder to, deliver to Shareholder all documents and materials containing Confidential Information furnished to Buyer, its Affiliates by or on behalf of Shareholder or the Company, without retaining any copy thereof. In such event, all other documents and materials containing Confidential Information in the possession of Buyer, its Affiliates and advisors shall be destroyed, and Buyer shall certify to Shareholder that all such documents and materials have been so destroyed.

                  8.2 Access to Data. Shareholder shall have the right for a period of five years (or such additional periods with respect to information relating to any open tax audit or pending insurance or legal claim until the final resolution of such matter) following the Closing Date to have full access to such personnel, books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records of the Company for the limited purposes of concluding its involvement in the business conducted by the Company prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Buyer shall not destroy any such books, records or accounts without first providing Shareholder with the opportunity to obtain or copy such books, records, or accounts.

                  8.3 HSR. Affiliates of Buyer have filed and received early termination with respect to a premerger notification report with the FTC and the Department of Justice under the HSR Act. Buyer and its Affiliates shall use their reasonable best efforts promptly to furnish any additional information and to make any additional filings under the HSR Act as either the FTC or the Department of Justice shall request.

                                   ARTICLE IX

                                 Joint Covenants

                  The Parties hereby jointly covenant and agree as follows:

                  9.1 Public Announcements. Buyer, on the one hand, and Shareholder and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither Party shall issue any such press release or make any such public statement prior to such consultation and without the consent of the other Party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. The Parties intend to issue joint press releases in a form to be agreed by them, upon (i) execution of this Agreement and (ii) Closing.

                  9.2 Section 338(h)(10) Election. The Parties shall timely make a joint Section 338(h)(10) Election with respect to the purchase and sale of the stock of the Company. The Parties agree to report the transfer of the Company consistent with the Section 338(h)(10) Election and shall not take a position contrary thereto. The Parties shall jointly prepare and file all forms required under Code Section 338, the regulations thereunder, and applicable state and local law in order for the Section 338(h)(10) Election to be and remain effective in accordance with applicable Tax laws and this Agreement. The Parties agree to allocate the purchase price for the Shares (the Base Purchase Price, adjusted pursuant to Section 2.4) in accordance with the allocation set forth in Annex III attached hereto.

                  9.3 Further Assurances. Shareholder and the Company, on the one hand, and Buyer, on the other, agree to execute and deliver, such additional documents and instruments, and to perform such additional acts, as the other Party may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof.

                  9.4 Litigation Support. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with any transaction contemplated under this Agreement involving any of the Company and its Subsidiaries, the other Party shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

                  9.5 Notification of Certain Matters. Shareholder and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Shareholder the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of Shareholder, the Company or Buyer, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  9.6 Landlord Consents. If the Closing shall occur, but the Shareholder shall not have delivered to Buyer all required Landlord Consents, the parties covenant that the following provisions shall apply with respect to Leases as to which no such Landlord Consent has been delivered:

                           (a) Buyer shall cause the Company to continue to
occupy the premises subject to such Lease and to make all rent, additional rent and related occupancy payments required of the tenant under the Lease, other than such payments or increases therein (which it may, but shall not be obligated to pay) resulting from the purchase of the Shares by Buyer or the other transactions contemplated by this Agreement ("Standard Lease Expenses") for so long as the Company shall continue to have quiet enjoyment of the premises; provided, however, that in the event that the Company or any Subsidiary, as the tenant or subtenant under a Lease ("Tenant") shall receive from the landlord under such Lease notice (a "Dispute Notice") stating that monies are due as a result of, or a default has arisen by reason of, the Transaction (as defined below), and the dispute identified in such notice remains unresolved on the first anniversary of the Closing Date, then Tenant may vacate and surrender the premises, on not less than thirty days' prior notice to Shareholder (such notice, a "Vacation Notice"). Shareholder may, at its option, prior to receipt of a Vacation Notice, make agreements with the applicable landlord with respect to additional payments of money or increases in the level of payments by Tenant in excess of Standard Lease Expenses to permit the Company to continue to occupy such premises, provided that the provisions of paragraph
(d) hereunder shall apply with respect to such amounts. Shareholder shall furnish Buyer with copies of all notices, consents, approvals or other communications from or to a landlord under any Lease received or given by or on behalf of Shareholder, including, without limitation, any Landlord Consent or Non-Conforming Consent (as hereinafter defined), within ten (10) days after receiving, giving or making such notice or other communication.

                           (b) If any of such premises are occupied by a store
to which the provisions of Section 2.3(c)(i) apply (a "Top Sixty Store"), the Escrowed Store Contribution with respect to such Lease shall be released in accordance with the terms of the Escrow Agreement.

                           (c) If Tenant shall cease to have quiet enjoyment of
any premises subject to a Lease as a result of the failure to obtain any Landlord Consent, including, without limitation, ceasing to have quiet enjoyment by virtue of any default in the payment of monies due as a result of the Transaction or any default by reason of the Transaction (a "Dispossession"), or shall vacate and surrender any premises let under a Lease pursuant to paragraph
(a) hereof, then Shareholder shall indemnify and hold harmless Buyer, the

Company and their Affiliates against any and all damages, losses, costs, expenses and liabilities which Buyer, the Company or any of their Affiliates may incur or become obligated to pay (regardless of when claimed or billed) to or on behalf of landlord under such Lease as a result thereof, including reasonable attorney's fees and expenses, reasonable costs of defending any claim , action, suit or proceeding in respect thereof (or any related dispossession or default proceeding), or of avoiding the same or the imposition of any judgment or settlement, and reasonable costs of enforcing any such indemnification obligation subject to the provisions of Section 11.4 (collectively, "Lease-Related Losses"), including, without limitation, all rent and additional rent for the remainder of the term of the Lease and any reimbursement to the landlord or lessor for reletting or related expenses for which Tenant becomes liable; and if Tenant suffers a Dispossession then Shareholder shall also indemnify and hold harmless Buyer, the Company and their Affiliates against ancillary relocation and related costs incurred by Tenant up to a maximum amount of $10,000 for each Lease of premises for which Tenant shall cease to have quiet enjoyment in addition to Lease- Related Losses. In addition, if such premises are occupied by a Top Sixty Store and Tenant suffers a Dispossession prior to the first anniversary of the Closing Date, the Store Contribution Amount with respect to such Top Sixty Store shall be released to the Buyer upon the surrender of such premises (subject to the terms of the Escrow Agreement).

                           (d)(1) If Tenant continues to have quiet enjoyment of
the premises, but incurs or becomes obligated to pay any additional rent, related occupancy costs or other additional payments in excess of Standard Lease Expenses ("Excess Expenses") as a result of the failure to obtain any Landlord Consent or the obtaining of a Non-Conforming Consent or as a result of any agreement between Shareholder and a landlord as contemplated by paragraph (a) hereof, Shareholder shall indemnify and hold harmless Buyer, the Company and their Affiliates against all Excess Expenses incurred by Tenant or for which Tenant becomes liable (regardless of when claimed or billed). In furtherance of the foregoing:

                           (i) Shareholder shall pay to Buyer, within ten (10)
                  days after it makes an agreement with a landlord in accordance with paragraph (a) hereof, an amount equal to the Present Value of the Excess Expenses (as hereinafter defined) in respect of the Lease which is the subject of such agreement.

                           (ii) If Buyer reasonably believes that the
                  non-payment of any Excess Expenses demanded or requested by landlord under any Lease for which neither a Landlord Consent nor a Non-Conforming Consent has been obtained by Shareholder would put Tenant at risk of losing such Lease by reason of default thereunder or of being subjected to damages, then, Shareholder shall deposit with the Escrow Agent, within ten
                  (10) days after Tenant gives Shareholder notice that it has received a billing statement, notice or other writing ("Excess Expense Statement") from the landlord under such Lease requesting or demanding that Tenant pay Excess Expenses, an amount equal to the Present Value of the Excess Expenses in respect of the Lease which is the subject of the Excess Expense Statement to be held and disposed of in accordance with the terms of this Agreement and the terms of the Escrow Agreement.

                           (iii) With respect to the Leases identified on
                  Schedule 9.6D for which Non-Conforming Consents have been obtained by Shareholder, Buyer has agreed that Shareholder shall not be required to deposit with the Escrow Agent on the Closing Date any amount under the terms of the Escrow Agreement.

                           (iv) With respect to any Lease for which Shareholder
                  submits a Non-Conforming Consent to Buyer after the Closing Date, then, within ten (10) days after the delivery of the Non-Conforming Consent to Buyer, Shareholder shall deposit with the Escrow Agent an amount equal to the Present Value of the Excess Expenses in respect of each such Lease for which a Non-Conforming Consent was delivered.

                           (2) The Escrow Agent shall disburse the funds (the
"Excess Expense Funds") deposited into Escrow pursuant to this paragraph (d) as follows:

                           (i) In the event that Tenant shall receive an Excess
                  Expense Statement from the landlord under any Lease for which Excess Expense Funds have been deposited with the Escrow Agent pursuant to clause (iv) above, then the Escrow Agent, upon demand of Buyer, shall release to Buyer the Excess Expense Funds allocable to such Lease.

                           (ii) In the event that Tenant gives a Vacation Notice
                  to Shareholder pursuant to paragraph (a) above, then the Escrow Agent, upon demand of Buyer, shall release to Buyer the Excess Expense Funds allocable to the Lease that is the subject of the Vacation Notice.

                           (iii) On the forty-fifth day after the first
                  anniversary of the Closing Date, Escrow Agent shall release to Shareholder the Excess Expense Funds then remaining in Escrow and which are not the subject of any prior demand made by Buyer pursuant to clause (i) or (ii) above and which are not Excess Expense Funds allocable to a Lease for which a Dispute Notice has been given and the dispute identified in such notice remains unresolved. If such dispute is then pending, the Excess Expense Funds allocable to the Lease which is the subject of such dispute shall continue to be held by the Escrow Agent and released to Buyer upon the commencement of any proceeding to dispossess Tenant under such Lease or to Shareholder upon the delivery to Buyer of a Landlord Consent in respect of such Lease, which ever occurs first.

                           (e) For purposes of this Section 9.6, "Transaction"
shall mean the purchase of the Shares by Buyer or any other transaction contemplated by this Agreement; "Non-Conforming Consent" shall mean a landlord consent pursuant to which the landlord fails to waive any increase in rent or additional rent or the making of other payments to or for the benefit of landlord to which landlord may be entitled under a Lease as a result of the Transaction; and "Present Value of the Excess Expenses" in respect of any Lease shall mean the present value of the Excess Expenses that would become payable by Tenant over the remaining term of such Lease, discounted at the rate of 8% per annum over the remaining term of such Lease. For purposes of computing the Excess Expenses in respect of a Lease which provides for percentage rent, the Company's gross sales for each month as to which such percentage rent shall be payable will be deemed to be 103% of the level of gross sales at such location for such month in the prior year (actual or projected, as the case may be). For purposes of computing any other Excess Expense which is not stated as a liquidated amount in a Lease, the amount shall be reasonably estimated by the parties.

                  9.7 Conveyance Taxes. Shareholder shall be responsible for all transfer, stamp, registration, recording, value added and similar taxes and fees, including, without limitation, real property transfer or gains taxes, assessed or payable in connection with the transactions contemplated hereby. Shareholder shall be solely responsible for all sales taxes, if any, assessed or payable in connection with the transactions contemplated hereby. Shareholder and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any transfer, stamp, registration, recording, sales, use, value added and other taxes and fees, including, without limitation, real property transfer or gains taxes, assessed or payable in connection with the transactions contemplated hereby.

                  9.8 Insurance Claims. Shareholder shall assign to Buyer and the Company on the Closing Date all rights and choses in action and proceeds under Shareholder Policies relating to any Insurance Claims. The Company shall be responsible for all liabilities relating to any Insurance Claim, any claim incurred but not asserted prior to the Closing (an "Unasserted Claim") and any related retroactive premium charges and Buyer shall indemnify and hold Shareholder harmless from any Loss incurred or suffered by Shareholder as a result of, arising from or in connection with, any Insurance Claim, Unasserted Claim or related retroactive premium charges in accordance with the provisions of Section 11.3 hereof.


                                    ARTICLE X

                        Conditions to Obligation to Close

         10.1 Conditions to Obligation of Each Party. The respective obligations of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the following conditions:

                  (a) HSR. All waiting periods under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated;

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal; and

                  (c) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Buyer from exercising all material rights and privileges pertaining to its ownership of the Company and its Subsidiaries of all or a material portion of their respective business or assets.

         10.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of Shareholder and the Company set forth in Articles IV and V above shall be true and correct in all material respects when made and at and as of the Closing Date;

                  (b) all covenants, agreements and obligations required by the terms of this Agreement to be performed by Shareholder or the Company at or before the Closing shall have been duly and properly performed in all material respects;

                  (c) Shareholder and the Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by the president or any vice president of each of Shareholder and the Company, to the effect that each of the conditions specified above in clauses
         (a) and (b) above has been fulfilled;

                  (d) Buyer shall have received from counsel to Shareholder an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Buyer and dated as of the Closing Date;

                  (e) all actions to be taken by Shareholder or the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, governmental approvals and other documents required to be obtained or delivered by Shareholder or the Company to effect the transactions contemplated hereby, have been taken, obtained and delivered in form and substance reasonably satisfactory to Buyer;

                  (f) Shareholder shall have converted all indebtedness owed by the Company to Shareholder immediately prior to the Closing into a capital contribution in the Company and such contribution shall be certified in writing by the chief financial officer of each of Shareholder and the Company; and

                  (g) the Consent Condition shall have been satisfied, as provided in Section 2.3(b).

                  10.3 Conditions to Obligation of Shareholder. The obligation of Shareholder to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of Buyer set forth in
Article VI above shall be true and correct in all material respects when made and at and as of the Closing Date;

                  (b) all covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or before the Closing shall have been duly and properly performed in all material respects;

                  (c) Buyer shall have delivered to Shareholder a certificate, dated as of the Closing Date and executed by the president or any vice president of Buyer, to the effect that each of the conditions specified in clauses (a) and
(b) above have been fulfilled;

                  (d) Shareholder shall have received from counsel to Buyer an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to Shareholder and dated as of the Closing Date;

                  (e) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to be obtained or delivered by Buyer, have been taken, obtained or delivered to effect the transactions contemplated hereby, in form and substance reasonable satisfactory to Shareholder;

                  (f) Buyer shall have caused to be issued, by such commercial banking institution or institutions and in form and substance as shall be reasonably acceptable to the institutional lenders and the insurance company referred to below, back-to-back or standby letters of credit for the benefit of Shareholder with respect to (i) all letters of credit issued on behalf of the Company pursuant to Shareholder's Third Amended and Restated Revolving Credit Agreement dated July 31, 1993 among Shareholder, Citibank, N.A., BayBank Boston N.A. and the First National Bank of Boston, as amended, and (ii) the obligations of Shareholder pursuant to all performance bonds issued on behalf of the Company by Wausau Insurance Company, if any;

                  (g) the Company and its Subsidiaries shall have assigned to Shareholder its right to receive any refund or repayment of any Taxes or overpayment of Taxes or estimated Taxes for all periods prior to the Closing;

                  (h) either the adjustment to the Base Purchase Price required pursuant to Section 2.3(c) does not exceed $2,000,000 or Buyer shall have agreed in writing to limit such adjustment to an amount not in excess of $2,000,000; and

                  (i) Buyer shall have completed and executed all forms and documents reasonably requested by Shareholder and required to make effective the
Section 338(h)(10) Election with the federal, and any applicable state, authorities.


                                   ARTICLE XI

                                 Indemnification

         11.1 Survival of Representations and Warranties. Each representation and warranty made by any Party in this Agreement shall be enforceable by the other Party notwithstanding any audit, inquiry or investigation by or on behalf of such other Party. Each such representation and warranty shall survive for a period of two (2) years following the Closing Date (the "Survival Period"), unless the Party seeking to enforce such representation or warranty gives written notice to the other Party prior to the expiration of the Survival Period of any claim for liability under this Agreement in respect thereof, in which case such representation or warranty, shall survive until the complete and final resolution of such claim; provided, however, that the representations and warranties of Shareholder contained in Sections 4.1, 4.2, 4.5, 5.1 and 5.2 and the representations of Buyer contained in Sections 6.1 and 6.2 shall survive indefinitely; the representations and warranties of Shareholder with respect to Taxes contained in Section 5.9 shall survive for the applicable period of limitation under the Code or applicable state law; and the representations and warranties of Shareholder with respect to employee benefit matters contained in
Section 5.21 shall survive for the applicable period of limitation under the Code or ERISA or applicable state law.

         11.2 Indemnification by Shareholder. Shareholder shall indemnify and hold harmless Buyer and its Affiliates, including, following the Closing, the Company and the Subsidiaries, from and against any Loss incurred or suffered as a result of, arising from or in connection with:

                  (a) subject to Section 11.1, the breach by Shareholder of any representation or warranty made by Shareholder on its behalf or on behalf of the Company and its Subsidiaries in this Agreement, the Disclosure Schedule, any Annex or Exhibit or any certificate or instrument delivered pursuant hereto;

                  (b) the failure by Shareholder to perform or comply (or cause the Company to perform or comply) with any covenant or agreement on the part of Shareholder (or the Company) contained herein, including any covenant contained in Article VII or Article IX;

                  (c) any obligations or liabilities of the Company or any Subsidiary which would be required by GAAP to be set forth on the Closing Balance Sheet, but were not so set forth; and any obligations or liabilities (including any damages, losses, costs or expenses, regardless of when claimed or billed) under the Leases for any period prior to the Closing;

                  (d) any obligations or liabilities of the Company or any Subsidiary in excess of the amount paid by the sublessee, if any, under the Leases related to all Britches Great Outdoors for Women stores, each of which is identified in Section 11.2A of the Disclosure Schedule;

                  (e) any amounts payable to the landlord under the Lease with Regency (which is identified in Section 11.2B of the Disclosure Schedule), whether in settlement of the current dispute between the Company and Regency or otherwise, in excess of the amounts set out in such Section of the Disclosure Schedule (which shall be net of the reserve therefor on the Closing Balance Sheet), provided that settlement of such dispute shall require the prior written consent of Shareholder, which shall not be unreasonably withheld; and

                  (f) any damages, losses, costs, expenses and liabilities of the Company or any Subsidiary arising by operation of the provisions of
         Section 2.3(b)(i), 2.3(c), or 9.6.

         11.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Shareholder and its Affiliates, including, prior to the Closing, the Company, from and against any Loss incurred or suffered by Shareholder as a result of, arising from or in connection with:

                  (a) subject to Section 11.1, a breach by Buyer of any representation or warranty made by Buyer in this Agreement, in any Exhibit or in any certificate or instrument delivered pursuant hereto;

                  (b) a failure by Buyer to perform or comply with any covenant or agreement on the part of Buyer contained herein, including any covenant contained in Article VIII or Article IX;

                  (c) any obligations in respect of periods after the Closing under any Lease as to which a Landlord Consent has been obtained or for which such consent is not required under the terms of such Lease;

                  (d) any operations of Buyer or the Company following the Closing; and

                  (e) any obligation to make severance payments to employees of the Company or its Subsidiaries.

                  11.4 Assumption of Defense. If a claim by any third Person shall be made against a party entitled to indemnification pursuant to this
Article XI (an "Indemnified Party"), promptly after receipt by the Indemnified Party of notice of such claim, such Indemnified Party shall notify the Party against whom indemnification is to be sought (the "Indemnifying Party") in writing of such claim (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Article XI except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein, and to the extent it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from the Indemnified Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, (ii) the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim, action or proceeding or separate but substantially similar or related claims, actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm (together with appropriate local counsel) at any time for the Indemnified Party. An Indemnifying Party shall not be liable for any settlement of any claim or action effected by an Indemnified Party without its written consent; provided, however, that such consent was not unreasonably withheld. No settlement of any claim or action against an Indemnified Party shall be effected by an Indemnifying Party unless either (i) such settlement provides for a complete release of all claims against the Indemnified Party or
(ii) the Indemnifying Party acknowledges to the Indemnified Party the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any claims not completely released .

                  11.5 Cooperation of the Indemnified Party. The Indemnified Party will cooperate in all reasonable respects with any Indemnifying Party in the conduct of any proceeding as to which such Indemnifying Party assumes the defense; provided, however, that the Indemnifying Party shall promptly reimburse the Indemnified Party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Party in connection therewith, as such costs and expenses are incurred.

                  11.6 General Limitations on Indemnification.

                           (a) An indemnifying party shall not be liable to nor
required to indemnify or hold an indemnified party harmless with respect to any Loss to the extent such

Loss is recoverable under insurance policies maintained by the indemnified party or its Affiliates.

                           (b) If any Loss indemnified against under this
Article XI shall result (after giving effect to any differences in the timing of recognition, payment and deductibility) in a direct or indirect Tax savings to the indemnified party or its Affiliates, then the indemnification obligations to which such indemnified party shall be entitled hereunder shall be reduced by the amount of such Tax savings.


                                   ARTICLE XII

                                  Termination.

                  12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                           (a) by mutual written consent of Buyer and Shareholder;

                           (b) by either Buyer or Shareholder if the transactions contemplated hereby shall not have been consummated by May 15, 1996 (provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or before such date); or

                           (c) by either Buyer or Shareholder if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the right to terminate under this Section 12.1(c) shall not be available to any party who has not complied with its obligations under Section 9.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

                           (d) by Buyer or Shareholder, if any representation or warranty of Shareholder or the Company, on the one hand, or Buyer, on the other, set forth in this Agreement shall be untrue in any material respect when made; or

                           (e) by Buyer if (i) any representation or warranty of Shareholder or the Company shall become untrue in any material respect, or (ii) upon a material breach of any covenant or agreement on the part of Shareholder or the Company (either (i) or (ii) above being a "Terminating Breach"); provided, however, that if such Terminating Breach is curable prior to May 15, 1996 by Shareholder or the Company through the exercise of its reasonable best efforts and for so long as

         Shareholder and the Company continue to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 12.1(e); or

                           (f) by Shareholder if (i) any representation or warranty of Buyer shall become untrue in any material respect, or (ii) upon a material breach of any covenant or agreement on the part of Buyer (either (i) or (ii) above being a "Terminating Breach"); provided, however, that if such Terminating Breach is curable prior to May 15, 1996 by Buyer through the exercise of its reasonable best efforts and for so long as Buyer continues to exercise such reasonable best efforts, Shareholder may not terminate this Agreement under this
         Section 12.1(f).

                  12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties hereunder shall terminate without any liability of any Party, except for any liability of any Party arising out of a breach by such party of any representation, warranty, agreement or covenant contained in this Agreement; provided, however, that the provisions of Section 8.1 (Confidentiality), Section 9.1 (Public Announcements) and Article XIII shall survive any termination of this Agreement.


                                  ARTICLE XIII

                                  Miscellaneous

                  13.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                  13.2 Entire Agreement; Amendments. This Agreement, the Disclosure Schedule, all Annexes and Exhibits hereto and the Confidentiality Agreement referred to in Section 8.1 hereof, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. Without limiting the foregoing, the Confidentiality Agreement dated January 23, 1996 between Shareholder (signed by First Boston as representative) and Buyer, and the Letter of Intent dated February 28, 1996 to which Paul Davril Incorporated and Shareholder are parties, are each terminated hereby. This Agreement may be modified or amended only by a written instrument executed by Buyer, Shareholder and the Company.

                  13.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Shareholder; provided, however, that Buyer may (i) assign any or all if its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

                  13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  13.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  13.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for any Person as shall be specified by like notice):

                  To Buyer:         Messrs. Michel Harouche & Charles Perez
                                             c/o Paul Davril Incorporated
                                             5401 S. Sota Street
                                             Los Angeles, California  90058
                                             Fax:     (213) 588-9854
                                             Confirm: (213) 277-7900


                  With copies to:   James Levy
                                    Joseph S. Herbert & Company
                                    1 West California Blvd.
                                    Suite 123
                                    Pasadena, CA  91105
                                    Fax (818) 568-0441
                                    Confirm (818) 568-0700

                                             - and-

                                    Kramer, Levin, Naftalis, Nessen, Kamin &
                                             Frankel
                                             919 Third Avenue
                                             New York, New York  10022
                                             Fax:  (212) 715-8000
                                             Confirm:  (212) 715-9100
                                             Attention: Kenneth P. Kopelman,
                                                        Esq.

                  To Shareholder:   Chief Financial Officer
                                             CML Group, Inc.
                                             524 Main Street
                                             Acton, Massachusetts 01720
                                             Fax:  508/264-4073
                                             Confirm:  508/264-4155

                  With a copy to:   Hale and Dorr
                                             60 State Street
                                             Boston, Massachusetts 02109
                                             Attn: Paul P. Brountas, Esq.
                                             Fax:  617/526-5000
                                             Confirm:  617/526-6000

                  13.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  13.8 Expenses. Except as otherwise expressly provided herein, Buyer, on the one hand, and Shareholder, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by Shareholder, be billed to or paid by the Company or any Subsidiary. Shareholder shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares.

                  13.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of Buyer, Shareholder and the Company hereby consent to the non-exclusive personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in any federal or state court within the State of New York, City of New York, Borough of Manhattan, and agree that service of process may be accomplished pursuant to the provisions of
Section 13.6.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                            COMPANY:

ATTEST:                                     BRITCHES OF GEORGETOWNE, INC.


/s/  Thomas S. Ward                         By: /s/ Robert J. Samuelson
- -----------------------------                  --------------------------------
                                            Title:  Vice President
                                                  -----------------------------


                                            SHAREHOLDER:

ATTEST:                                     CML GROUP, INC.


/s/  Thomas S. Ward                         By: /s/ Robert J. Samuelson
- -----------------------------                  --------------------------------
                                            Title:  Executive Vice President
                                                  -----------------------------


                                            BUYER:

ATTEST:                                     BRITCHES ACQUISITION CORP.


/s/  Charles Perez                          By: /s/ Michel Harouche
- -----------------------------                  --------------------------------
                                            Title:  President
                                                  -----------------------------


ATTEST:                                     DAMRAK COMPANY LIMITED


/s/ Michel Harouche                         By: /s/ Charles Perez
- -----------------------------                  --------------------------------
                                            Title:  Authorized Signatory
                                                  -----------------------------